Exhibit 4.2


                                                                EXECUTION COPY

                          [Avaya Inc. Letterhead]

                              October 26, 2003

CommScope, Inc.
1100 CommScope Place SE
Hickory, North Carolina 26603

Ladies and Gentlemen:

        CommScope, Inc. ("CommScope") has agreed to (i) issue up to 3,490,000 shares of its common stock, par value $0.01 per share ("CommScope Common Stock"), to Avaya Inc. ("Avaya"), and (ii) make an $18,000,000 Convertible Subordinated Promissory Note in favor of Avaya (the "Note") on the terms set forth in Exhibit H to the Asset Purchase Agreement (as defined below), convertible into that number of shares of CommScope Common Stock as provided therein (the "Conversion Shares"), in each case, pursuant to that certain Asset Purchase Agreement among CommScope, SS Holdings, LLC and Avaya dated as of the date hereof (the "Asset Purchase Agreement"). This letter agreement (the "Agreement") sets forth the parties understanding regarding certain matters relating to Avaya's ownership of CommScope Common Stock. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

        Section 1. (a) During the period commencing on the date hereof and ending on the third anniversary of this Agreement (the "Standstill Period"), without the prior written consent of CommScope, Avaya shall not, and Avaya shall cause Avaya's Affiliates not to, directly or indirectly, alone or in concert with others:

     (i) acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other 13D Group or otherwise, Beneficial Ownership of any Voting Securities, Derivative Securities or any other securities of CommScope or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Voting Securities, other than (a) the Voting Securities issued to Avaya pursuant to the Asset Purchase Agreement,
(b) the Note, (c) the Conversion Shares or (d) the acquisition of Voting Securities, Derivative Securities or any other securities of CommScope or any rights to acquire any Voting Securities as a result of any stock split, stock dividends or other distributions, recapitalizations or offerings made available by CommScope to holders of Voting Securities generally;

     (ii) initiate or propose any merger, business combination, restructuring, recapitalization or similar transaction involving CommScope or any of its Subsidiaries or the sale or other disposition outside the ordinary course of business of any portion of the assets of CommScope or any of its Subsidiaries other than as contemplated by the Asset Purchase

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                                                                        Page 2

Agreement;

     (iii) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities;

     (iv) seek election to, seek to place a representative on, or seek the removal of any member of, or a change in the size or composition of, the board of directors of CommScope (the "Board");

     (v) engage in any "solicitation" (within the meaning of Rule 14a-1 under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors) with respect to CommScope, or become a "participant" in any "election contest" (within the meaning of Rule 14a-11 under the Exchange Act);

     (vi) call or seek to have called any meeting of the stockholders of CommScope;

     (vii) initiate, propose or otherwise solicit stockholders for the approval of any stockholder proposal (as described in Rule 14a-8 under the Exchange Act or otherwise) with respect to CommScope;

     (viii) form, join or in any way participate in a 13D Group with respect to any Voting Securities other than a 13D Group consisting solely of Avaya and its Subsidiaries;

     (ix) otherwise act, alone or in concert with others, to seek control or influence the management, the Board or the policies of CommScope in a manner designed or having the deliberate effect of circumventing the restrictions otherwise imposed under this Section 1(a);

     (x) disclose or publicly announce any intention, plan or arrangement inconsistent with the foregoing; or

     (xi) advise, assist or encourage or finance any other persons with the purpose, in whole or in part, of accomplishing any of the foregoing activities.

          (b) Notwithstanding the foregoing, the provisions of Section 1(a) shall cease to apply if: (i) CommScope enters into a definitive agreement contemplating a Change in Control Transaction or consummates a Change in Control Transaction; (ii) the Board publicly announces its intention to solicit or publicly solicits any proposal or publicly approves, accepts, authorizes or recommends to stockholders of CommScope their approval of or the conveyance of shares pursuant to a Change in Control Transaction; or
(iii) in connection with a bona fide tender or exchange offer made by any Person or 13D Group, other than a 13D Group consisting solely of Avaya and its Subsidiaries, the Board determines or resolves to, or announces its intention to, or is ordered or directed by any Governmental Entity to, redeem or modify (to render inapplicable thereto) the Rights or the Rights Agreement (or a substantially similar agreement) or the Rights or the Rights Agreement (or a substantially similar agreement) does not, for any other reason, apply to such tender or exchange offer.

          (c) Avaya agrees to, and shall cause Avaya's Affiliates to, require any permitted successor, assignee, or transferee of the Note to be bound by the terms of this

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                                                                         Page 3
Agreement.

        Section 2. Definitions. As used in this Letter Agreement, the following terms shall have the following meanings.

        "Affiliate" of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

        "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as amended, without limitation by the 60-day provision in paragraph (d)(1)(i) thereof). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

        "Change in Control" means, with respect to any specified company, the occurrence of any of the following events:

        (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of more than 50% of either (A) the then outstanding shares of common stock (the "Outstanding Stock") of such company or (B) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or managers (the "Outstanding Voting Securities") of such company; provided that, for purposes of this clause
(i), any acquisition of Outstanding Stock or Outstanding Voting Securities by such company shall not constitute a Change in Control of such company;

        (ii) individuals who, as of the date hereof, constitute the board of directors (the "Incumbent Board") of such company cease for any reason to constitute at least 50% of the board of directors of such company; provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by such company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a individual, entity or group (as defined above) other than the board of directors of such company) shall be considered a member of the Incumbent Board;

        (iii) consummation by such company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of its assets or the acquisition of assets or stock of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the then Outstanding Stock and the combined voting power of the then Outstanding

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Voting Securities, as the case may be, of the corporation or other entity resulting from such Business Combination; or

        (iv) approval by the stockholders of such company of a complete liquidation or dissolution of such company.

        "Change in Control Transaction" means a transaction which, if consummated, would result in a Change in Control of CommScope.

        "Derivative Securities" means any subscriptions, options, conversion rights, warrants, phantom stock rights or other agreements, securities or commitments of any kind obligating CommScope to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold (i) any Voting Securities of CommScope, (ii) any securities convertible into or exchangeable for any Voting Securities of CommScope, or (iii) any obligations measured by the price or value of any shares of capital stock of CommScope.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

        "Governmental Entity" means any legislative, executive or judicial unit of any governmental entity (federal, state, local, foreign or supranational) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

        "Person" means any individual, corporation, limited liability company, association, partnership, trust or other entity or organization, including any Governmental Entity.

        "Rights means the Rights as defined in the Rights Agreement.

        "Rights Agreement" means that certain Rights Agreement, dated June 12, 1997, between CommScope and ChaseMellon Shareholder Services, L.L.C.

        "Subsidiary" of any Person means any corporation or other legal entity of which such Person, either alone or through or together with any other Subsidiary owns directly or indirectly more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of members of the board of directors or other governing body of such corporation or other legal entity.

        "13D Group" shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under
Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" for purposes of Section 13(g)(3) of the Exchange Act.

        "Voting Securities" means the shares of CommScope Common Stock and any other securities of CommScope entitled to vote generally for the election of directors, and any

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securities (other than employee stock options) which are convertible into, or exercisable or exchangeable for, Voting Securities.

        Section 3. Notwithstanding anything to the contrary herein, this Agreement shall automatically terminate without any action by the parties hereto upon the termination of the Asset Purchase Agreement in accordance with its terms, and shall thereafter be of no further force or effect.

     By each party's signature below, each party accepts the terms of this Agreement and agrees to be bound by the obligations set forth herein.

                                       AVAYA INC.



                                       By:/s/ Garry K. McGuire
                                          --------------------------------
                                          Name:  Garry K. McGuire
                                          Title: Chief Financial Officer


AGREED AND ACCEPTED:
COMMSCOPE, INC.


By:/s/ Frank M. Drendel
   --------------------------------
   Name:  Frank M. Drendel
   Title: Chairman and Chief Executive Officer